Exhibit 10.12
LOAN AGREEMENT
BETWEEN
DEG — DEUTSCHE INVESTITIONS-
UND ENTWICKLUNGSGESELLSCHAFT MBH
(hereinafter “DEG”)
and
CHINA LINONG INTERNATIONAL LIMITED
(hereinafter the “BORROWER”)

Schedules
1.	Definitions

2.	Project Description

3.	Call Notice

4.	Form of Letter to Auditors

5.	Form of Certificate of Incumbency and Authority

6.	Form of Letter to Process Agent

7.	Excluded Activities

8.	Shareholders of the BORROWER

LOAN AGREEMENT
The BORROWER is a limited liability company incorporated and existing under the laws of the British Virgin Islands (Reg. No. 1017713) having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
The BORROWER intends to establish farm land, greenhouses and irrigation system and accessory facilities through its operating affiliates in the People’s Republic of China which requires an investment of approximately USD 18,000,000.
DEG is a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. No. — HRB 1005, AG Köln) having its registered office at Köln, Federal Republic of Germany.
At the BORROWER’s request, DEG intends to participate in the financing of the Project by means of a long-term loan. Therefore, the BORROWER and DEG enter into the following Agreement:
Article 1
DEFINITIONS AND INTERPRETATION
1.	In the context of this Agreement all capitalised terms shall have the meanings as set out in Schedule 1.
2.	Unless otherwise set forth, any reference to an Article or a Schedule is a reference to that Article or Schedule of this Agreement.
3.	The singular includes the plural and vice versa.
Article 2
LOAN AMOUNT AND LOAN PURPOSE
1.	DEG undertakes to lend the BORROWER an amount of up to USD 18,000,000 (in words: eighteen million United States Dollars) and the BORROWER accepts the Loan in accordance with the terms and conditions of this Agreement.
2.	The BORROWER shall transfer the Loan proceeds to the Chinese Affiliates where the Loan shall exclusively be applied to finance the Project in accordance with the Project Description as set out in Schedule 2. The Loan proceeds shall be transferred to the Chinese Affiliates by way of increase in the registered capital of the Chinese Affiliates and in the form of shareholder loans with a repayment schedule corresponding to the Loan in accordance with applicable law as follows:

	Maximum amount of Loan
	proceeds to be used to		Maximum amount of Loan
	increase the		proceeds to be used to
	registered capital		provide shareholder loan
Linong (Huizhou)	Nil		USD	6,000,000
Linong (Fuzhou)	USD	8,000,000	USD	4,000,000
3.	(a)	Subject to Article 2 (3) (b) and (c), in the event that the BORROWER decides at its discretion to proceed with any Pre-lPO Financing,
(i)	DEG shall have the right, but not the obligation, to subscribe for new ordinary or preferred shares (as the case may be) in the BORROWER at the same price and on the same payment terms (other than the manner of payment of the subscription price) as the other subscribers in the Pre-lPO Financing are subscribing by converting up to an aggregate amount of USD 5,000,000 outstanding under the Loan.

(ii)	If the Loan has been repaid in full prior to such Pre-lPO Financing, DEG shall have the right, but not the obligation, to subscribe for new ordinary or preferred shares (as the case may be) in the BORROWER at the same price and on the same payment terms as the other subscribers in the Pre-lPO Financing are subscribing in the aggregate amount of up to USD 5,000,000.

(iii)	If the Loan has been repaid to the extent that the amount outstanding under the Loan is less than USD 5,000,000, DEG shall have the right, but not the obligation, to subscribe for new ordinary or preferred shares (as the case may be) in the BORROWER at the same price and on the same payment terms (other than the manner of payment of the subscription price) as the other subscribers in the Pre-lPO Financing are subscribing in the aggregate amount of up to USD 5,000,000, by converting the amount outstanding under the Loan and by paying the balance of the subscription price on the same payment terms as the other subscribers in the Pre-lPO Financing are subscribing.

(iv)	In the event that DEG decides to exercise its right to subscribe for new ordinary or preferred shares (as the case may be) in the BORROWER pursuant to any Pre-lPO Financing, the shares to be issued to DEG pursuant to this Article 2 (3) shall rank pari passu with all the other shares to be issued to the other subscribers in such Pre-lPO Financing.

(v)	In the event that DEG decides to exercise its right to subscribe for new ordinary or preferred shares (as the case may be) in the BORROWER pursuant to any Pre-lPO Financing by converting any amount outstanding under the Loan pursuant to this Article 2 (3), the amount so converted shall be deemed to be a repayment under this Agreement and shall reduce the Repayment Instalments under Article 7 in inverse order of maturity.
(b)	The right granted to DEG under Article 2 (3) (a) shall not be exercisable with respect to the first occasion on which the BORROWER decides to raise Pre-lPO Financing after the signing of this Agreement, provided that (i) no more than USD6,000,000 is being raised by the BORROWER on such occasion, (ii) such Pre-lPO Financing is completed on or before 31 January 2010 and (iii) only existing Shareholders and/or their affiliates will be invited by the BORROWER to participate in such Pre-lPO Financing.

(c)	For the avoidance of doubt, any right conferred upon DEG under this Article 2 (3) shall only be exercisable by DEG in respect of any Pre-lPO Financing to be conducted and completed by the BORROWER before an initial public offering of the shares of the BORROWER, and such right shall terminate immediately upon such initial public offering of the shares of the BORROWER.
Article 3
CALL NOTICE AND DISBURSEMENT PROCEDURE
1.	The Loan will be disbursed in the maximum number of three instalments of at least USD 5,000,000 (in words: five million United States Dollars) each (other than the last disbursement) according to the Project’s requirements upon the receipt of a call notice by DEG.

2.	A call notice shall only be valid if
a)	all conditions precedent pursuant to Article 4 have been fulfilled,

b)	it is in the form of Schedule 3,

c)	it is received by DEG at least 10 Business Days prior to the requested date of disbursement.
3.	After each disbursement the BORROWER shall — if necessary under any applicable law - register the transfer of funds promptly with the relevant authorities and shall send DEG a confirmation of receipt together with copies of the registration and the bank statement showing the date and amount of the Loan received.

4.	DEG may suspend or terminate the right of the BORROWER to disbursements of the undrawn portion of the Loan if the total disbursement has not been made by 30 June 2010.
Article 4
CONDITIONS PRECEDENT TO DISBURSEMENT
DEG shall be obliged to disburse the Loan in accordance with Article 3 (Call Notice and Disbursement Procedure) only if
1.	the following reports have been provided to DEG in the English language and are satisfactory to DEG:
a)	latest version of unaudited consolidated financial statements (balance sheet, profit and loss account, management report) of the BORROWER for the Financial Years 2006/7 and 2007/8 with a confirmatory letter from the Auditor satisfactory in form and substance to DEG stating that the audit procedure has been completed with the exception of outstanding legal matters,

b)	the latest version of the unaudited consolidated financial statement (balance sheet, profit and loss account, management report) of the BORROWER for the Financial Year 2008/9 signed by Mr MA Shing Yung,

c)	consolidated management accounts for the period from April 2009 until September 2009 signed by Mr MA Shing Yung;
2.	the BORRWER has appointed an experienced financial professional satisfactory to DEG to strengthen the reporting standards and the communication with DEG and international investors and has provided to DEG evidence thereof;

3.	the Finance Agreements and the Project Documents are in place, in form and substance satisfactory to DEG and shall have become unconditional and effective;

4.	all Authorisations shall have been obtained;

5.	a lawyer in the British Virgin Islands appointed by DEG has rendered a legal opinion as to the laws of the British Virgin Islands to DEG’s satisfaction on the following points:
a)	the legal validity of the BORROWER’s establishment as a limited liability company or other form of corporation under the law of the British Virgin Islands,

b)	the legal validity of all provisions of this Agreement, its enforceability in the British Virgin Islands, and its admissibility as evidence, in particular the validity of Article 19 (10),

c)	the legal validity and enforceability of the Finance Agreements and the Project Documents to which the BORROWER is a party,

d)	the existence or procurement of all relevant Authorisations under the law of the British Virgin Islands required for the BORROWER to enter into this Agreement,

e)	any priority or privilege that any creditor may have by operation of law;
6.	a lawyer in the People’s Republic of China appointed by DEG has rendered a legal opinion as to the laws of the People’s Republic of China to DEG’s satisfaction on the following points:
a)	the legal validity of the Chinese Affiliates’ establishment as limited liability companies,

b)	the legal validity of Article 2 (2) and Schedule 2 of this Agreement with respect to the transfer of the Loan proceeds to the Chinese Affiliates by way of increase in the registered capital of the Chinese Affiliates and in the form of shareholder loans and its enforceability in the People’s Republic of China,

c)	the existence or procurement of all Authorisations required under the laws of the People’s Republic of China in connection with the transfer of the Loan proceeds to the Chinese Affiliates.
7.	evidence has been submitted to DEG of the BORROWER’s compliance with the following:
a)	the BORROWER and each of the Chinese Affiliates have appointed a member of the senior management to be responsible for environmental and social issues,

b)	the BORROWER has provided evidence that the PRC Members (other than Linong (Quanzhou)) have obtained the land use permits for all sites (except for the farm located at Nursery Street, Brook County, Guyuan Town, Zhangjiakou city, Hebei Province of the People’s Republic of China with a total acreage of 3182mu), satisfactory to DEG;

c)	the BORROWER has provided a schedule to the Environmental and Social Action Plan for carrying out the Environmental Impact Assessment for all sites of the PRC Members and for obtaining the environmental permits, satisfactory to DEG.
8.	a copy of the letter from the BORROWER to the Auditors in the form of Schedule 4 (Form of Letter to Auditors) has been submitted to DEG;

9.	evidence in writing has been submitted to DEG of the consent of the person authorised to receive service in accordance with Article 18 (5) and Schedule 6 (Form of Letter to the Process Agent) and DEG has received evidence of the payment of the fees due and payable to such process agent;

10.	DEG has received the Certificate of Incumbency in the form of Schedule 5 as well as (certified) copies of the identity cards or passport of the persons authorized thereunder;

11.	(not applicable for the first disbursement) evidence has been provided to DEG that the BORROWER has used the Loan proceeds for the last disbursement in compliance with Article 2 (2) and the Project Description in Schedule 2;

12.	all fees, costs and expenses due and payable according to Article 6 (Fees) and Article 17 (Costs and Expenses) have been paid; and

13.	no Event of Default has occurred or is threatening to occur.
DEG shall notify the BORROWER promptly upon receiving all the documents and other evidence listed in this Article 4.
Article 5
INTEREST
1.	(a)	Subject to paragraph (b) of this Article 5 (1), during the Relevant Period, the BORROWER shall pay interest on the disbursed amount of the Loan at the six months USD LIBOR rate plus 12% p.a. determined in accordance with Articles 5(2) and (3).

(b)	In respect of the first Interest Period for the first disbursement, the USD LIBOR rate applicable shall be the USD LIBOR of such shorter period which is closest in length to the duration of such Interest Period; in case the two periods differ equally from the Interest Period, the rate for the longer period shall apply. The USD LIBOR rate so determined shall similarly apply to any further disbursement until the end of the first Interest Period.
2.	On each Interest Determination Date during the Relevant Period, DEG shall fix the applicable interest rate at the relevant USD interest rate applicable to the relevant Interest Period rounded to 5 (five) decimal places quoted on Reuters’ Screen LIBOR 01 Page at 11:00 a.m. London time. DEG shall promptly inform the BORROWER of the applicable interest rate. Subject to Article 5 (4), the interest rate thus established shall apply to all disbursements of the Loan made during that relevant Interest Period and shall be binding on the BORROWER except in the event of manifest error.

3.	If the relevant LIBOR rate is not published on any Interest Determination Date during the Relevant Period, DEG shall inform the BORROWER promptly thereof and shall fix the interest rate at the arithmetic mean of the interest rates quoted by three leading commercial banks active in the interbank market for United States Dollars in London selected by DEG after consultation with the BORROWER.

4.	On the Interest Conversion Date, the interest rate pursuant to Article 5 (1) shall be converted to a fixed interest rate. From the Interest Conversion Date until (and including) 14 May 2013 the BORROWER shall pay interest at the aggregate rate of 12% p.a. (twelve per cent per annum) plus the DEG Base Rate prevailing two LIBOR Banking Days prior to the Interest Conversion Date.

5.	On 15 May 2013 the fixed interest rate pursuant to Article 5 (4) shall be re-converted to a variable interest rate and the BORROWER shall from then on pay interest on the disbursed amount of the Loan at the six months USD LIBOR rate plus 12% p.a. The provisions of sub-paragraphs (1) to (3) of this Article shall apply accordingly.

6.	Interest shall accrue from the date disbursement of the relevant Loan proceeds under this Agreement is made to the BORROWER until the day immediately before repayment in respect of such loan is credited to DEG’s bank account.

7.	Interest is payable semi-annually in arrears on each Payment Date.

8.	Interest and commitment fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
Article 6
FEES
1.	The BORROWER shall pay a commitment fee on undisbursed Loan amounts calculated at the rate of 0.5% p.a. (zero point five per cent per annum), for the period from the date of this Agreement to the Interest Conversion Date.

The provisions of Article 5 (7) and (8) shall apply accordingly.

2.	The BORROWER shall pay a front-end-fee of USD 216,000 (in words: two hundred sixteen thousand United States Dollars). An amount of USD 75,000 (in words: seventy five thousand United States Dollars) has already been paid. The outstanding balance of USD 141,000 (in words: one hundred forty one thousand United States Dollars) is payable within 30 days of the date of this Agreement but in any event prior to the first disbursement of the Loan.
Article 7
REPAYMENT
1.	Subject to Article 2 (3) (a) (v), the BORROWER shall repay the Loan as follows:

Payment Dates	Repayment Instalments in USD
15 May 2013	2,250,000
15 November 2013	2,250,000
15 May 2014	2,250,000
15 November 2014	2,250,000
15 May 2015	2,250,000
15 November 2015	2,250,000
15 May 2016	2,250,000
15 November 2016	2,250,000
2.	Undisbursed Loan amounts and any amount outstanding under the Loan which is converted pursuant to Article 2 (3) shall be set off against the Repayment Instalments in inverse order of their maturity.

Article 8
PREPAYMENT
1.	The BORROWER may prepay the whole or any part of the Loan amount on any Payment Date by giving not less than one month’s prior written notice to DEG. The prepaid amount shall be an amount of not less than 2,250,000 or a multiple thereof.

2.	Any notice of prepayment shall be irrevocable and shall specify the Payment Date upon which the prepayment is to be made and the amount of such prepayment.

3.	The BORROWER shall repay the indicated amount of the Loan and all accrued interest and any other fees and/or payments outstanding on the principal amount to be prepaid on the Payment Date following the notice under Article 8(1).

4.	Repaid amounts under Article 8 (3) shall be set off against the Repayment Instalments in inverse order of maturity. The BORROWER may not reborrow any part of the amounts prepaid under this Agreement.

5.	If the BORROWER prepays any amount of the Loan before 15 May 2013 while a fixed interest rate in accordance with Article 5 (4) applies, the BORROWER shall pay an amount necessary to compensate DEG for any loss DEG incurs in redeploying the prepaid amount in USD Treasury Bonds with a maturity corresponding to the remaining maturity of the loan prepaid until 14 May 2013 plus reasonable costs and expenses relating to such prepayment. No compensation will be applied on prepayments made on or after 15 May 2013 as long as prepayments are made on Payment Dates.
Article 9
PAYMENTS
1.	Payment obligations of the BORROWER pursuant to this Agreement will be satisfied only if and in so far as, the respective amount is credited in United States Dollars by no later than 11:00 a.m. EST on its due date to DEG’s bank account (Citibank New York, 3849-2573, swift code: CITI US 33 / ABA 02 10000 89 [Chips 0008]), or such other DEG’s bank account notified to the BORROWER not later than 7 Business Days prior to the respective obligation falling due.

2.	The set off of counterclaims against DEG’s claims arising under this Agreement and the BORROWER’s right to withhold payments is not permitted. This shall not apply to the set off of the BORROWER’s claims that are undisputed or that have been adjudicated upon by way of a final and binding judgement against DEG.

3.	To the extent that any payment by the BORROWER is not sufficient to meet all due obligations, such payment shall be applied first against costs and expenses, payable by the Borrower under Article 17, then against interest and finally against principal amounts of the Loan outstanding.

4.	All payments to be made by the BORROWER to DEG pursuant to this Agreement shall be made free and clear of and without deduction or retention of any present or future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the BORROWER in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, DEG receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
Article 10
DELAYED PAYMENTS
1.	If payments (other than interest) are not made on their due date, additional interest of 2% p.a. (in words: two per cent per annum) to the applicable interest hereunder, calculated from the due date to the actual date of payment, shall be payable. The additional interest shall be paid on the next following Payment Date.

2.	In the event that interest due to DEG are not paid when due, the BORROWER shall pay to DEG damages in respect of all overdue amounts for the period from the due date thereof until the date on which the respective overdue amount has been received by DEG, calculated at the same rate as stipulated in Article 10 (1) above, provided that the BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

3.	The provisions of Article 5 (7) and (8) shall be applied accordingly to the calculation of interest and penalty payments in accordance with this Article. Article 16 and any claims for damages remain unaffected by the above.

Article 11
NEGATIVE PLEDGE / LAND RIGHTS
1.	The BORROWER confirms and represents that its assets are not encumbered by any mortgage, charge, pledge, right of retention or set off or any other priority or security right or interest.

2.	The BORROWER shall not encumber or pledge its assets or any part thereof without DEG’s prior written consent unless DEG is offered the same security on a pro rata basis.

3.	The BORROWER undertakes that new land lease rights to be applied for the land which is used by the Chinese Affiliates and Linong (Quanzhou) in connection with the Project shall be valid until full repayment of the Loan.
Article 12
REPORTING
1.	The BORROWER undertakes to implement adequate financial and cost accounting and control and reporting systems for the Project and the BORROWER’s operations within 9 months after the date of this Agreement and to submit the following reports to DEG in the English language:
a)	as soon as possible, but in any event not later than four months after the end of each Financial Year, audited and consolidated annual accounts (balance sheet, profit and loss statement, cash flow statement, notes to the financial statements) of the Linong Group (consolidated annual accounts) and the BORROWER which are prepared in accordance with IFRS, and which have been examined and audited by the Auditors in accordance with auditing standards generally accepted by international accounting firms;

b)	as soon as possible, but in no event later than four months after the end of each Financial Year, the annual Management Letter and a confirmation from the Auditors that the BORROWER is in compliance with its obligations set out in Article 15 (1)(d);

c)	quarterly consolidated interim results (balance sheet and profit and loss statement) of the Linong Group as requested by DEG within 45 days of the end of the reporting period;

d)	at least 30 days before the start of each Financial Year, a running consolidated annual business plan including a detailed investment budget and forecast accounts for the following Financial Year;

e)	as soon as possible, but in no event later than three months after each Loan disbursement, a report outlining (i) which of the Chinese Affiliates has received the Loan proceeds, (ii) the major terms and condition of the respective shareholder loan and/or increase in the registered capital (where relevant), (iii) the use of the Loan proceeds by the Chinese Affiliate(s) (with evidence thereof), (iv) confirmation that the transfer of the Loan proceeds is in compliance with Article 2 (2) and the Project Description in Schedule 2;

f)	as soon as possible, but in no event later than 120 days after scheduled implementation of the Environmental and Social Action Plan, an independent monitoring report satisfactory to DEG;

g)	annually and not later than 120 days after the end of each Financial Year with an Annual Environmental and Social Monitoring Report on the BORROWER’s compliance with Article 13 and shall cover each of the Chinese Affiliates. This Annual Environmental and Social Monitoring Report shall be carried out by an independent external expert, the terms of reference, expert and report being satisfactory to DEG;

In case the Annual Environmental and Social Monitoring Report is not delivered to DEG when due or is not satisfactory to DEG, DEG may take measures to obtain an Annual Environmental and Social Monitoring Report. This report may, at the choice of DEG, be issued by an external social and environmental advisor or DEG’s internal social and environmental department. In any event the BORROWER shall reimburse DEG for all costs of up to a total amount of USD10,000 per annum reasonably incurred by DEG in connection with the exercise of such right under this Article.
2.	The BORROWER (if it has not done so) shall authorise the Auditors, in the form of Schedule 4, to provide DEG directly with information on the BORROWER’s and Linong Group’s commercial and financial position.

3.	The BORROWER shall notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default.
4.	The BORROWER shall notify DEG promptly of any event having a direct or potential material adverse effect on environmental, occupational health & safety or labour issues or adjacent populations in relation directly or indirectly to the BORROWER or any event that has attracted the adverse attention of outside parties, created adverse press reports or created potential liabilities in relation directly or indirectly to the BORROWER, including any Environmental and Social Claim as well as any measures taken to mitigate or remedy the effects or cause of such event.
5.	In addition to DEG’s right according to Article 15 (1)(c) DEG shall have the right to examine the BORROWER’s utilisation of the Loan and its performance under this Agreement after having received the report referred to in Article 12 (1)(e).

6.	The BORROWER undertakes to promptly inform DEG of all amendments to its statutes, memorandum and articles which the law stipulates must be published, as well as all transactions which would entail a change in ownership relating to 10% or more of its issued share capital or a change in its control, either directly or indirectly, before any such amendment or transaction is conducted. For the avoidance of doubt, the BORROWER shall have the right to conduct any such amendment or transaction without the prior consent of DEG, unless any other provision of this Agreement shall stipulate otherwise.
Article 13
ENVIRONMENTAL SOCIAL & HEALTH COMPLIANCE
1.	The BORROWER undertakes to, and the BORROWER shall procure that each PRC Member shall, ensure that it shall diligently design, construct, operate, maintain and monitor all of its plants, sites and equipment in a safe, efficient and business-like manner and shall at all times comply with:
a)	all environmental, labour and other social laws (including international treaty obligations) applicable in any jurisdiction in which any PRC Member conducts business,

b)	any environmental and social permit, license, consent, approval and other authorisation necessary for any PRC Member to conduct its business and to ensure that all such authorisations and approvals are valid, and

c)	(only applicable to the PRC Members) the IFC Performance Standards and the terms and standards as set out in any ILO convention signed and ratified by the PRC, as well as ILO Core Labour Standards as set out in ILO Declaration on Fundamental Principles and Rights at Work from 1998 and the Basic Terms and Conditions of Employment, and

d)	the terms and standards as set out in any United Nations treaty, convention or covenant on human rights signed and ratified by the country(ies)in which any PRC Member operates.
2.	The BORROWER shall not and the BORROWER shall ensure that none of the members of the Linong Group will perform any of the excluded activities as listed in Schedule 7 (Excluded Activities).
3.	The BORROWER shall, and the BORROWER shall procure that each of the Chinese Affiliates shall,
a)	appoint a member of senior management to be responsible for environmental and social issues; and

b)	suitably train an environmental and / or a social manager.
4.	The BORROWER shall, and the BORROWER shall procure that all PRC Members (where relevant) shall, at all times comply with the Environmental and Social Action Plan.
5.	The BORROWER shall, and the BORROWER shall procure that the PRC Members shall, develop and implement a supervision and grievance mechanism related to land lease issues and the relationship with adjacent communities within 12 months from the date of signing this Agreement.
6.	The BORROWER shall, and the BORROWER shall procure that all PRC Members (where relevant) shall, implement an Environmental and Social Management System as set out in the Environmental and Social Action Plan.
7.	The BORROWER shall, and the BORROWER shall procure that the PRC Members shall, implement and comply with IFC General Environmental Health and Safety Guidelines, especially Guidelines Annual Crop Production and Food and Beverage Production as outlined at www.ifc.org.

8.	The BORROWER shall pay to DEG all costs and expenses (including consultancy costs and any travel expenses) reasonably incurred by DEG in connection with environmental and social monitoring of the Loan under this Agreement including any monitoring visits and audits permitted under this Article of this Agreement. Such monitoring visits and audits shall be conducted no more than once a year.
Article 14
REPRESENTATIONS AND WARRANTIES
1.	The BORROWER hereby represents and warrants to DEG that at the time of execution of this Agreement:
a)	(i) the Shareholders are the legal and beneficial owner of 100% of the issued share capital of the BORROWER and no other person has any actual or contingent right or option to subscribe for, purchase, otherwise acquire or require the transfer of any share (or any other interest in the share capital of the BORROWER) or any other commitment or claim of any nature in relation to any share (or any other interest in the share capital of the BORROWER) (other than (1) DEG’s rights under this Agreement; (2) the rights of the holder and beneficiaries of the Option; (3) the rights of the beneficiary(ies) under the Employee Equity Incentive Plans; and (4) the rights of the holders of the options to subscribe for 50,246 ordinary shares of the BORROWER in aggregate pursuant to the resolutions of the BORROWER’s directors passed on 16 April 2009); to the best of its knowledge and belief, and after making due enquiry, no material fund invested in the BORROWER’s issued share capital or used for the financing of the Project is of illicit origin nor related to drug trafficking, corruption, bribery, organised crime or terrorism and the BORROWER furthermore warrants to promptly inform DEG, if the BORROWER should at any time be informed of an illicit origin of any such fund; (ii) the BORROWER is the legal and beneficial owner of 100% of the issued share capital of Land V. Group who in turn is the legal and beneficial owner of 100% of the registered capital of each of the Chinese Affiliates;; (iii) all members of the Linong Group (other than the BORROWER) are directly or indirectly wholly-owned by the BORROWER;

b)	(i) it is a company duly incorporated and validly existing under the laws of the British Virgin Islands and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement; (ii) each of the PRC Members (other than Linong (Quanzhou)) is a company duly incorporated and validly existing under the laws of the People’s

Republic of China and has the corporate power to conduct its business as presently conducted and as proposed to be conducted;
c)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of the Finance Agreements and the Project Documents to which it is a party and the transactions contemplated by those documents;

d)	the BORROWER’s unaudited consolidated financial statements (balance sheet, profit and loss account, management report) prepared by the Auditors for the year ended 31 March 2008 and the year ended 31 March 2007 and the BORROWER’ unaudited consolidated financial statements for the year ended 31 March 2009 are true and correct at the relevant dates and for the respective period covered and have been prepared in conformity with accounting principles generally accepted in People’s Republic of China; since the date of the latest of its financial statements, the BORROWER has not suffered any material adverse change in its business prospects nor, since such date has the BORROWER incurred any substantial or unusual loss or liability;

e)	all tax returns and reports of the BORROWER have been filed as required by law and all fees and other governmental charges payable by the BORROWER have been duly paid;

f)	none of the members of the Linong Group is engaged in or threatened by any litigation, the outcome of which might materially adversely affect the financial position of the Linong Group or the implementation of the Project and the BORROWER and each of the Chinese Affiliates are not in violation of any statute or regulation of any governmental authority, the violation of which has a material adverse effect on its operation and financial position;

g)	each of the BORROWER and each of the Chinese Affiliates has good title to all premises at which its business is carried on and have the right to all concessions, trade names, trade marks, patents and licence agreements necessary for the conduct of its business as now conducted and as intended to be conducted;

h)	the BORROWER and the Chinese Affiliates are not in breach of any agreement, a breach of which has a material adverse effect on their financial position;

i)	neither the conclusion of this Agreement nor the compliance with its terms will conflict with the terms of or require any consent under, any agreement or arrangement to which the BORROWER is a party (other than the shareholders’ agreement dated 28 March 2008 and entered into between, among others, the BORROWER and the Shareholders) or violate any of the terms of the BORROWER’s constitutional documents and

j)	none of the members of the Linong Group, nor any of their agents, contractors, sub-contractors or employees or anyone acting on their behalf, has offered, given or agreed to give to any person employed by or on behalf of any government authority or any other public body, any improper, dishonest or unlawful gift, commission or consideration in connection with the Project or any transaction contemplated by this Agreement;
2.	The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the BORROWER shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the BORROWER.
3.	Each of the representations set out in Article 14 (1) (other than those under paragraphs (a) and (d) of Articles 14 (1)) is made on the date of this Agreement, shall survive the execution hereof and the making of each disbursement hereunder and shall be deemed to be repeated, by reference to the then existing circumstances, by the BORROWER on each day so long as any amount is or may be outstanding hereunder.
Article 15
GENERAL COVENANTS
1.	Unless DEG otherwise agrees the BORROWER shall, and the BORROWER shall procure that each of the Chinese Affiliates shall,
a)	implement the Project and conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards;

b)	obtain and maintain in full force and effect and comply with the terms of all necessary Authorisations;

c)	permit DEG’s authorised representatives access to its business and works premises at any time during normal working hours upon reasonable notice to inspect and examine its financial records and all documents related to the Project if the BORROWER does not comply with any material obligation under this Agreement or if DEG has reasonable grounds to believe that the performance of the BORROWER’s material obligations pursuant to this Agreement is endangered; in such event the BORROWER shall reimburse DEG for all costs reasonably incurred in connection with the exercise of such inspection right (business class air fares and reasonable accommodation expenses for up to 5 days);
d)	(only in case of the BORROWER) maintain at all times the following financial ratios on a consolidated basis:
•	Debt / EBITDA Ratio: not exceeding 2.0

•	Debt / Equity Ratio: not exceeding 1.5

•	Current Ratio: not less than 1.5
e)	notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default;
2.	Unless DEG otherwise agrees the BORROWER shall not, and the BORROWER shall procure that any member of the Linong Group (where relevant) shall not, effect the following acts:
a)	amendment of the purpose or the constitutional documents of the BORROWER or any of the Chinese Affiliates in a way which is inconsistent with this Agreement;

b)	sale, transfer or other disposal of significant components of the fixed assets (except for intra-group transfers among members of the Linong Group);

c)	violation, amendment or termination of the Finance Agreements and Project Documents or allowing to subsist any grounds for the termination thereof by the BORROWER or any of the Chinese Affiliates, save as expressly provided for in the relevant Finance Agreements or Project Documents;

d)	entering into or continuing business relations by any member of the Linong Group with its shareholders, employees and associated companies not being a member of the Linong Group except on proper commercial terms negotiated at arms’ length;

e)	entering into or continuing business relationships by any member of the Linong Group with specially designated nationals and blocked persons or entities maintained on the relevant lists by the European Union or Germany in relation to embargoes or the fight against terrorism by the European Union or Germany;

f)	making any dividend or other capital distribution or similar payment by any member of the Linong Group on or in respect of any shareholder loan or advance (except for the purpose of performing any obligation under this Agreement) which would have a material adverse effect on the ability of the BORROWER to repay the Loan, as long as an Event of Default is subsisting or is threatening to occur;

g)	entering into any partnership, profit-sharing or other similar arrangement (except for the purpose of performing any obligation under this Agreement) whereby the BORROWER’s income or profit can be shared with any other person (other than (1) its shareholders; (2) the holder and beneficiaries of the Option; (3) the beneficiary(ies) of the Employee Equity Incentive Plans; (4) the holders of the options to subscribe for 50,246 ordinary shares of the BORROWER in aggregate pursuant to the resolutions of the BORROWER’s directors passed on 16 April 2009 and (5) any other beneficiary(ies) of any equity incentive plan adopted by any member of the Linong Group from time to time);

h)	offering, giving or agreeing to give (or authorizing any of its agents, contractors, sub-contractors or employees or anyone acting on their behalf to offer, give or agree to give) by any member of the Linong Group to any person employed by or on behalf of any government authority or any other public body, any improper, dishonest or unlawful gift, commission or consideration in connection with the Project or any transaction contemplated by this Agreement. The BORROWER further covenants that should DEG notify the BORROWER of its concerns that there has been a material violation of the provisions of this Article or of any Article of this Agreement, to the extent permitted by applicable laws, it shall cooperate in good faith with DEG and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any such notice from DEG, and shall furnish documentary support for such response upon DEG’s reasonable request.

Article 16
EVENTS OF DEFAULT
1. Any of the following shall constitute an Event of Default:
a)	the BORROWER fails to pay any amount due under this Agreement or under any other Finance Agreements;

b)	the BORROWER is in default in the due performance of any of its other obligations under this Agreement and such default remains unremedied for 30 days after written notice thereof has been given to the BORROWER by DEG;

c)	the BORROWER is in payment default in respect of an amount exceeding RMB 5,000,000 or its equivalent in any other currency under any loan agreement with any party other than DEG or any of the BORROWER’s lenders (other than DEG) declares a loan to the BORROWER in an amount exceeding RMB 5,000,000 or its equivalent in any other currency immediately due and payable as a result of an event of default;

d)	any representation or statement made or confirmed by the BORROWER or any Shareholder in or in connection with the Project Documents or Finance Agreements or any other document delivered by or on behalf of the BORROWER (including any call for disbursement) shall be found to have been incorrect or misleading in any material respect when made;

e)	any insolvency, bankruptcy, liquidation, winding-up, receivership, execution, sequestration or similar process is initiated or enforced against the BORROWER or a substantial part of its assets;

f)	any government or governmental authority shall have condemned, nationalised, assumed custody or control or otherwise expropriated all or any substantial part of the assets of the BORROWER or of its share capital or shall have taken any similar action that would prevent the BORROWER from carrying on its business;

g)	a breach of the Share Retention Letter;

h)	any of the Finance Agreements, Project Documents and/or Authorizations which are material to the Project have been found to be invalid or unenforceable or have been amended, terminated and/or violated without DEG’s prior written consent;

i)	the transfer of Loan proceeds to the Chinese Affiliates and the use of the Loan proceeds is not in compliance with the obligations under Articles 2(2) and the Project Description in Schedule 2 and such non-compliance remains unremedied for 30 days after written notice thereof has been given to the BORROWER by DEG;

j)	any event occurs or circumstance arises or threatens to arise which, in the reasonable opinion of DEG, is likely to have a material adverse effect on the implementation of the Project, the conduct of the BORROWER’s or the Chinese Affiliates’ business, or the performance of the BORROWER’s obligations under this Agreement or which restricts DEG’s rights under this Agreement.
2.	On and at any time after the occurrence of an Event of Default which has not been remedied or waived, DEG shall be entitled to cancel the total outstanding commitment of the Loan and/or to demand immediate repayment of the Loan or any part thereof together with accrued interest and other sums due by the BORROWER under this Agreement and/or to terminate this Agreement promptly.
Article 17
COSTS AND EXPENSES
1.	The BORROWER shall bear all costs, taxes, fees and other charges and expenses reasonably incurred in connection with the execution and implementation of this Agreement, including (without limitation) those with respect to
a)	all payments to be made under this Agreement;

b)	the issuance of the legal opinion in accordance with Article 4 (5) and (6); and

c)	the pursuance and enforcement of rights in connection with this Agreement.
2.	If the BORROWER fails to pay the amount referred to in Article 17(1) within 7 Business Days of demand by DEG, DEG shall have the right to pay any amount referred to in Article 17 (1) on behalf of the BORROWER. The expenses so paid by DEG shall be reimbursed by the BORROWER within 7 Business Days after demand by DEG.

Article 18
GOVERNING LAW AND JURISDICTION
1.	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. If the English term and its legal meaning differs from the German term and its legal meaning in this Agreement, the German term and its legal meaning shall prevail.
2.	All legal disputes arising out of or in connection with this Agreement (including all legal dispute concerning the existence, validity, termination or consequence of invalidity of any Finance Document) shall be heard and finally settled by an arbitration panel established in accordance with the arbitration rules of the International Chamber of Commerce, Paris; the arbitration award rendered by such arbitration panel shall be final and binding upon the parties. The seat of the arbitration shall be Zurich and the language of the proceedings shall be English.
3.	Prior to calling upon an arbitration panel, DEG or the BORROWER may, in a written notification to the other party, demand that all disputes or a specific legal dispute, controversy or claim be heard by an ordinary court of law. In such case, the dispute is to be treated as set out in Article 18 (4).
4.	In case DEG or the BORROWER has issued a written notification in accordance with Article 18 (3) to the other party, the parties agree that the ordinary courts in Cologne, Federal Republic of Germany, shall have exclusive jurisdiction and venue. The BORROWER hereby submits irrevocably to the jurisdiction of such court. This submission to the jurisdiction of the ordinary courts in Cologne shall not restrict DEG’s right to file a claim or a lawsuit against the BORROWER at any other ordinary court having jurisdiction over the BORROWER or the BORROWER’s assets.
5.	The BORROWER appoints FIDEUROP GmbH, Westhafen Tower, Westhafenplatz 1, 60327 Frankfurt a.M., Germany, Telefax: +49-69-756095-512 as its authorised recipient, which in this capacity shall be the recipient of all documents relating to any legal disputes or other legal proceedings arising from or in connection with this Agreement or any amendment thereof, in accordance with a process agent letter from the Borrower to the process agent in the form as set out in Schedule 6 (Form of Letter to the Process Agent). As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding, the BORROWER shall maintain a duly appointed recipient for the receipt of service within the Federal Republic of Germany and shall notify DEG of the name and address thereof.

Article 19
MISCELLANEOUS
1.	All communications in connection with this Agreement shall be sent in writing in the English language to the parties at the following address or telefax number:

For the BORROWER:

China Linong International Limited Unit 1505-06 The Metropolis Tower 10 Metropolis Drive Hung Hom Hong Kong Telefax: + 852-2330-6739

For DEG:

DEG — Deutsche Investitions — und Entwicklungsgesellschaft mbH Kämmergasse 22 50676 Köln Federal Republic of Germany Telefax: + 49-221-4986-1198

Each party undertakes to notify the other party of any change of address.

2.	The BORROWER will provide DEG with, if requested by DEG, certified translations into the English language of all documents (which are not in English or in German) to be submitted according to this Agreement.

3.	All Schedules annexed hereto form an integral part of this Agreement.

4.	Any right or obligation under this Agreement may be transferred, provided, however, that any transfer by any party to this Agreement is subject to the prior written consent of the other party.
5.	a)	The BORROWER is aware that DEG is a wholly-owned subsidiary of Kreditanstalt für Wiederaufbau (“KfW”) and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are KfW, DEG, FuB — Finanzierungs- und Beratungsgesellschaft mbH, Berlin and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).
b)	DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include:
•	data provided by the client;

•	documents and data developed by DEG relating to the client.
The client data and/or documents will be forwarded exclusively to members of the KfW Bankengruppe and will not be made available to any person outside the KfW Bankengruppe. All members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law (“Bundesdatenschutzgesetz”) and the rules on banking secrecy.

c)	With reference to the above information under a) and b) the BORROWER hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement.

d)	If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relevant entity. The relevant entity shall promptly destroy or return the information disclosed to it.

e)	The disclosure by DEG may also be required or requested in order to fulfil legal, judicial or regulatory requirements. The BORROWER consents to any such disclosure.
6.	Any modification or amendment to this Agreement, including this provision, must be in writing.

7.	Should any provision of this Agreement be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected.

8.	In the event that any party does not exercise any right to which it is entitled under this Agreement, such omission shall not be considered to constitute a waiver of such right.

9.	This Agreement shall be effective upon the date of the last signature and shall remain effective as long as any amount is due to DEG.

10.	The limitation period for the BORROWER’s payment obligations under this Agreement shall be five years.
COLOGNE this 10 NOVEMBER 2009
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

By	/s/ Joachim Schumacher	By	/s/ Markus Bracht

	Joachim Schumacher		Markus Bracht
	First Vice President		Vice President
________________________ this ____________
CHINA LINONG INTERNATIONAL LIMITED
For and on behalf of
China Linong International Limited

/s/ Shing Yung Ma

Authorised Signature(s)
By	(CEO)	By

Schedule 1
DEFINITIONS

“Agreement”	This loan agreement.

“Annual Environmental and Social Monitoring Report” (“AESMR”)	The annual monitoring report describing the environmental and social performance of the BORROWER and each of the Chinese Affiliates, demonstrating compliance by the BORROWER and the Chinese Affiliates’ with the environmental and social stipulations under this Agreement, and, if the BORROWER or any of the Chinese Affiliates fails to comply with any of the environmental and social stipulations under this Agreement, detailing such noncompliance together with the action being taken to remedy such failure, substantially in the form as provided by DEG.

“Auditors”	KPMG or such other firm of auditors acceptable to DEG.

“Authorisations”	Any consent, registration, filing, notarisation, certificate, licence, approval, permit, authority, confirmation or tax exemption from or by or with any national, supranational or regional government or administrative, fiscal, judicial or governmental body, commission, agency, authority, central bank or similar entity and all corporate, creditors’ and shareholders’ approvals or consents required to be obtained by any member of the Linong Group which are (a) necessary for the implementation of the Project, the Loan or any part thereof and (b) are material to the operation of the business of all members of the Linong Group (except Linong (Quanzhou) for as long as Linong (Quanzhou) is not properly incorporated as a limited liability company under the laws of the People’s Republic of China).

“Basic Terms and Conditions of Employment”	Refer to wage, working hours, labour contract and occupational health & safety based upon relevant ILO conventions (26 and 131 (on Remuneration), 1 (on Working Hours), 155 (on Health and Safety)) and recommendations.

“Business Day”	Each day on which banks are open for general business in New York, Hong Kong and the People’s Republic of China and, solely for the purpose of determining the applicable Interest Rate in accordance with this Agreement, in London, England.

“Cash”	At any time, cash at bank credited to an account in the name of the Borrower with a reputable financial institution and to which the Borrower is alone beneficially entitled and for so long as that cash is repayable on demand.

“Cash Equivalent Investments”	Investments that are short term investments which are readily convertible into cash without incurring any significant premium or penalty.

“Certificate of Incumbency”	The certificate of incumbency in the form of Schedule 5.

“Chinese Affiliates”	Linong (Huizhou) and Linong (Fuzhou).

“Core Labour	Refers child and forced labour, discrimination and freedom of

Standards”	association and collective bargaining as set out in ILO Declaration on Fundamental Principles and Rights at Work.

“Current Assets”	The aggregate of cash, stocks, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year, the debtors and deposits of the Linong Group payable on demand or within one year from the date of computation and any other assets of the Linong Group which would, in accordance with IFRS be considered as current assets, but excluding funds temporarily on hand pending application to property, plant and equipment included in the Project.

“Current Liabilities”	The aggregate of all liabilities falling due on demand or within one year from the date of computation, including dividends to be disbursed and the portion of Long-term Debt falling due within one year, but excluding liabilities for property, plant and equipment to the extent of the amount of funds therefore excluded from the calculation of Current Assets and excluding any such liabilities, dividends and Long Term Debt owed to any member of the Linong Group.

“Current Ratio”	The result obtained by dividing Current Assets by Current Liabilities.

“Debt”	The aggregate of all obligations and accrued liabilities then outstanding for the payment or repayment of money, including:

(a) any amounts payable by the BORROWER under leases or similar arrangements over their respective periods and

(b) any credit to the BORROWER from a supplier of goods or under any instalment purchase or other similar arrangement,

but excluding any such obligations and liabilities to any other member of the Group, and deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Linong Group at such time.

“Debt/Equity Ratio”	The result obtained by dividing Debt by Equity.

“Debt/EBITDA Ratio”	The result obtained by dividing Debt by EBITDA.

“DEG Base Rate”	The percentage rate per annum determined by DEG acting in good faith and in a commercially reasonable manner two LIBOR Banking Days prior to the Interest Conversion Date, which shall be a rate equal to the London interbank market fixed offer rate then applicable for a notional fixed/floating rate swap referencing six month USD LIBOR (where USD LIBOR has the meaning given to it in Article 5(2)) terminating on 14 May 2013 with a notional amount equal to the principal amount of the Loan outstanding as at the Interest Conversion Date.

“EBITDA”	The sum of the Linong Group’s (consolidated) net income, financing costs paid in respect of any Debt, taxes, depreciation and amortisation and other finance charges.

“Employee Equity Incentive Plans”	The employee equity incentive plans approved by the compensation committee of the BORROWER, pursuant to which up to 151,430 ordinary shares of the BORROWER are reserved for issuance upon exercise of options granted.

“Environmental and Social Action Plan”	A corrective plan with respect to environmental and social matters and all updates of this Environmental and Social Action Plan, defining actions, budgets and a timeframe for the measures required to remedy the known non-compliances with the environmental and/or social stipulations under this Agreement and for any other measure agreed upon between the BORROWER and DEG as set out in the ERM Report “Environmental and Social Assessment and Environmental and Social Action Plan” dated 2 September 2009.

“Environmental and Social Claim”	Any claim, proceeding or investigation against the BORROWER with respect to any environmental or social law, any environmental and social permit or any other environmental or social requirement.

“Environmental and Social Management System (ESMS)”	The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the environmental and social stipulations under this Agreement.

“Environmental Impact Assessment”	An instrument to identify and assess the potential environmental and social impacts of project, to evaluate alternatives, and to design appropriate mitigation, management, and monitoring measures as required by Chinese laws and regulations.

“Equity”	The aggregate of the par value of all paid-in stock of the BORROWER, capital paid-in in excess of par value, retained earnings and losses, net result for the current period, increased by any Revaluation Reserve arising from an independent certified appraisal of the BORROWER’s fixed assets, increased further by any unsecured and subordinated shareholder loans; Revaluation Reserve means in this context the reserve created by revaluation of fixed assets as determined by an independent and certified appraisal effected in accordance with local and international accounting standards and certified by the Auditors.

“EST”	Eastern Standard Time

“Event of Default”	Any of the events as set out in Article 16(1).

“Finance Agreements”	This Agreement and the Share Retention Letter.

“Financial Year”	The financial year of the BORROWER commencing on 1 April and ending on 31 March each year

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.

“IFC”	International Finance Corporation

“IFC Performance	The general terms and standards defining the responsibilities to

Standards”	manage the environmental and social performance (Please refer to www.ifc.org)

”IFRS”	International Financial Reporting Standards

“ILO”	International Labour Organisation

“International Chamber of Commerce”	The International Chamber of Commerce having its seat in Paris, France.

“Interest Conversion Date”	The date when the Loan has been fully disbursed or the cut off date as mentioned in Article 3 (4), whichever occurs first.

“Interest Determination Date”	Two LIBOR Banking Days prior to the beginning of an Interest Period unless market practice differs in the relevant interbank market, in which case the Interest Determination Date will be determined in accordance with market practice in the relevant interbank market.

“Interest Period”	The period from and including the day of the first disbursement and ending the day before the first Payment Date after the date of this Agreement as well as each period from and including a Payment Date and ending the day immediately before the next following Payment Date.

“Knowledge”	With respect to any particular fact, actual knowledge (“positive Kenntnis”) or knowledge that one using reasonable care or diligence should have (“grob fahrlässige Unkenntnis”).

Land V. Group	Land V. Group Limited, a limited liability company incorporated and existing under the laws of the British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Land V. Limited	Land V. Limited, a limited liability company incorporated and existing under the laws of Hong Kong having its registered office at Unit 1505-06, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

“LIBOR Banking Day”	Each day on which banks are open for general business in London.

“Linong Group”	A group of companies comprising of the BORROWER, Land V. Group, Land V. Limited, the Chinese Affiliates and all their direct and indirect subsidiaries.

“Linong (Fuzhou)”	Fuzhou Land V. Group Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China (Reg. No. 350100400011959) having its registered office at Unit 417-418, The Western Tower, 173 Wusi Road, Gulou District, Fuzhou of Fujian Province, People’s Republic of China.

“Linong (Huizhou)”	Linong Agriculture Technology Co. Ltd. (Huizhou), a limited liability company incorporated and existing under the laws of the People’s Republic of China (Reg. No. 441300400026279) having its registered office at Dabu Village, Huidong County, Huizhou of Guangdong Province, People’s Republic of China.

“Linong (Quanzhou)”	Linong Agriculture Technology Co. Ltd. (Quanzhou), a limited liability company currently being incorporated under the laws of the People’s Republic of China.

“Loan”	The funds to be made available to the BORROWER under this Agreement or any portion thereof.

“Long-term Debt”	The aggregate of all Debt with a maturity of more than one year.

“Management Letter”	The management letter issued by the Auditors.

“Option”	The option granted by the BORROWER to Winsome Group Limited on 23 May 2007 in respect of 66,580 ordinary shares of the BORROWER.

“Payment Date”	15 May and 15 November in each year. Should this date not fall on a Business Day, the Payment Date will be the first Business Day thereafter.

“PRC Members”	Members of the Linong Group other than the BORROWER, Land V. Group, Land V. Limited and Hong Kong Linong Limited (a company incorporated in Hong Kong), and each a “PRC Member”.

“Pre-lPO Financing”	The raising of new equity financing, whether in the form of ordinary or preferred shares to be offered by the BORROWER to any or all of its then existing shareholders and/or any new investor(s) on one or more occasions, by the BORROWER prior to the initial public offering of the shares of the BORROWER.

“Project”	The establishing of farm land, greenhouses and irrigation system and accessory facilities through operating affiliates in the People’s Republic of China and as set out in more detail in the Project Description.

“Project Description”	The description of the Project as set out in Schedule 2.

“Project Documents”	The memorandum and articles of association of the BORROWER and each of the Chinese Affiliates.

“Relevant Period”	The periods (1) between the date of this Agreement and the Interest Conversion Date and (2) from 15 May 2013 onwards.

“Repayment Instalments”	The repayment instalments as set forth in Article 7 (1).

“Reuters’ Screen LIBOR 01 Page”	Indication of the London Interbank Offered Rates (LIBOR) for United States Dollar deposits determined by the British Bankers Association (BBA) represented by page LIBOR 01 in “Reuters’ Monitor Money Rates Service”.

“Shareholders”	As outlined in Schedule 8.

“Share Retention Letter”	A letter provided by Mr. Ma Shing Yung with an undertaking not to sell and/or pledge his shares in the BORROWER in accordance with the terms thereof.

“USD” or “United States Dollars”	United States Dollars being the lawful currency of the United States of America.

Schedule 2
PROJECT DESCRIPTION
I.	Project (Technical description)
The Linong Group was founded in 2004 and consists of several fast-growing vegetable farming companies at various locations in mainland China with focus on quality and food safety. The Linong Group manages a land base encompassing 18,600 mu (=1,200ha) including 4,100mu with greenhouses. The objective of this project is to expand the greenhouse farm operations at the Linong (Huizhou) and Linong (Fuzhou). This loan will be used to build a greenhouse farm area of approx. 2,300-3,000 mu including preparatory infrastructure works and accessory facilities (as set out in the table below). Capex will be spent mainly on greenhouse constructions (from bamboo to steel construction), infrastructure works (land leveling, roads), irrigation systems and accessory facilities (storage etc.).
II.	Project Costs (Investment plan) and Financing

Investment	Linong (Huizhou)	Linong (Fuzhou)	Mio USD	Source of Funds	Mio USD
Greenhouses	3.5	7.0	10.5	DEG	18.0
Infrastructure	1.2	2.4	3.6
Irrigation systems	0.7	1.3	2.0
Accessory facilities	0.6	1.3	1.9

Total	6.0	12.0	18.0	Total	18.0

III.	Time
The project will be implemented within one year from the date of the first drawdown of the Loan pursuant to this Agreement with a maximum of three drawdowns of at least USD5,000,000 each (except for the last drawdown).

Schedule 3
CALL NOTICE
DEG — Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Germany
Ladies and Gentlemen,
We refer to Article 3 of the Loan Agreement between our Company and DEG concluded on _________ (“Agreement”) and request disbursement of the Loan/a partial amount of the Loan of USD____________
Please remit the said amount for value on _________ (date) in available cleared funds to our account as follows:

Name/address of Account-holder:

Account currency

Account No.

Bank/SWIFT code

via (name/address/SWIFT CODE of correspondent bank)

Account No. of beneficiary bank at the correspondent Bank

The funds made available will be applied as follows: [detailed description of the use of funds including evidence by respective invoices etc.]
We confirm that the conditions precedent to disbursement according to Article 4 of the Agreement have been fulfilled and that since the Agreement was signed no deterioration in financial or other respects has occurred which might jeopardise the implementation of the Project.
We also declare that the representations and warranties made under Article 14(1) of the Agreement (in case of a disbursement which is not the first disbursement: other than those under paragraphs (a) and (d) of Article 14(1)) are true and correct as of the date hereof.
[We confirm that the loan amount(s) of USD_________ already disbursed to us have been used in accordance with Article 2 of the Agreement.]
Yours faithfully,
[BORROWER]

Schedule 4
FORM OF LETTER TO THE AUDITORS
(Letterhead of the BORROWER)
To the Auditors
(Address)
Dear Sirs,
We hereby authorise and request you to give to DEG — Deutsche Investitions — und Entwicklungsgeselischaft mbH (“DEG”), Kammergasse 22, 50676 Köln, Federal Republic of Germany, all such information as they may request with regard to our commercial and financial situation. This authorisation is a requirement under a loan agreement between ourselves and DEG; for your information we enclose a copy of the said loan agreement.
For our records, please ensure that you send us a copy of every letter which you receive from DEG immediately upon receipt and a copy of each reply made by you promptly upon the issue thereof.
Yours faithfully,
[BORROWER]
Encl.: DEG Loan Agreement

Schedule 5
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany
Telefax: 0049 - 221 - 4986-1290
[Date]
Ladies and Gentlemen:
Certificate of Incumbency and Authority
With reference to the Loan Agreement dated                     , 2009. (the “Loan Agreement”), I, the undersigned Director of China Linong International Limited (the “Borrower”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be authorized:
a)	to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Article 3 of the Loan Agreement;

b)	to sign any certifications provided for in the Loan Agreement; and

c)	to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other related agreement to which DEG and the Borrower may be parties:

Name	Office	Specimen Signature
MA Shing Yung	CEO/Director
Winston Li1	Director

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.
Yours faithfully,
/s/ Winston Li

Winston Li

[1]	Jointly with any other director.

Schedule 6
FORM OF LETTER TO PROCESS AGENT
(Letterhead of the BORROWER)
FIDEUROP GmbH
Herrn Dr. Klaus Zimmermann
Westhafen Tower
Westhafenplatz 1
60327 Frankfurt am Main
Federal Republic of Germany
Date:
Re: Loan Agreement between DEG and [___] dated [___] (“Loan Agreement”)
Dear Sirs,
We refer to Article (___) of the referenced Loan Agreement, a copy of which is enclosed herewith.
We hereby confirm that we have appointed you to act as our agent to accept for and on behalf of the undersigned any service of process in respect of any litigation or other legal proceedings before German courts and arbitration panels arising out of or in connection with the Loan Agreement and any amendment thereof (the “Disputes”).
We understand that you have indicated your preparedness to accept such appointment, and we agree that your only obligations will be:
(i)	promptly upon receipt of any notice of legal process relating to the Dispute to accept service on our behalf and to notify us by cable or facsimile to our address specified below (or to such other address, person, firm or company as we may from time to time notify you) to the effect that you have accepted such service on our behalf; and

(ii)	to confirm acceptance of such service by letter to us as aforesaid, enclosing the original of the documents which you have received in connection with such service.
Upon request of any person delivering any notice of such legal process, you shall present to such person this letter in executed form together with the copy of the Loan Agreement.
Our address is:
In consideration of your accepting this appointment, we agree to pay to you a flat fee of EUR [___] and to indemnify you upon demand from and against all costs, charges and expenses reasonably incurred by you in performance of your duties hereunder.
This appointment and its acceptance shall be governed by the laws of the Federal Republic of Germany. The place of jurisdiction for any dispute arising out of or in connection with this appointment letter shall be Frankfurt am Main.

Yours faithfully,	Accepted:

[BORROWER]	FIDEUROP GmbH
Encl.: Loan Agreement

Schedule 7
Excluded Activities
DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH has adopted the following Exclusion List:
1)	Production or activities involving forced labor[2] or child labor[3]

2)	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3)	Any business relating to pornography or prostitution.

4)	Trade in wildlife or wildlife products regulated under CITES[4]

5)	Production or use of or trade in hazardous materials such as radioactive materials[5], unbounded asbestos fibers and products containing PCBs[6].

6)	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

7)	Drift net fishing in the marine environment using nets in excess of 2.5 km in length

8)	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[7] and other hazardous substances subject to international phase-outs or bans.

9)	Destruction[8] of Critical Habitat[9]

10)	Production and distribution of racist, anti-democratic and/or neo-nazi media.
In addition to the above, the financing of projects is excluded, when the following activities form a substantial10 part of a project sponsor’s primary operations or those of the project:
11)	Production or trade in11
a)	weapons and munitions

b)	tobacco

c)	hard liquor

[2]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[3]	Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[4]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[5]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where DEG considers the radioactive source to be trivial and/or adequately shielded.

[6]	PCBs: Polychiorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

[7]	Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[8]	Destruction means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the habitat’s ability to maintain its role (see footnote 10) is lost.

[9]	Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[10]	A benchmark for substantial is 5 - 10% of the balance sheet or the financed volume.

[11]	In Financial Institutions this is calculated with regard to the portfolio volume financing such activities.

12)	Gambling, casinos and equivalent enterprises[10]

Schedule 8
Shareholders of the BORROWER

		Shares
Shareholders		Types	Shares	%			Ultimate Shareholders
1	Grow Grand Limited	Ordinary Series A1	613,000 24,213		36.600 1.446	% %	Ma Shing Yung: 100%
		Total:	637,213	Total:	38.046%
2	Magnetic Star Holdings Limited	Ordinary	60,000		3.582%		Liang Kang: 50%
							Luan Li: 50%
3	Limewater Limited	Ordinary	60,000		3.582%		XiaYu: 100%
4	Natural Eternity Limited	Ordinary	60,000		3.582%		Law Kin Ip: 100%
5	Honeycomb Assets Management Limited	Ordinary Series A1	70,000 16,142		4.179 0.964	% %	Fu Ming Xia: 50% Hiroko Hishikawa: 50%
		Total:	86,142	Total:	5.143%
6	Win Seasons Finance Ltd	Ordinary	60,000		3.582%		Wang Xiao Gang: 100%
7	Valuetrue Investments Limited	Ordinary	77,000		4.597%		Ma Wen Lie: 100%
8	Natural Scent Limited	Ordinary	50,000		2.985%		Li Jin:
							Lu Rong:
9	Sequoia Capital China L.L.P.	Series A Series A1	169,380 31,784		10.113 1.898	% %
		Total:	201,164	Total:	12.011%

		Shares
Shareholders		Types	Shares	%			Ultimate Shareholders
10	Sequoia Capital China Partners Fund I, L.P.	Series A Series A1	19,460 3,652		1.162 0.218	% %
		Total:	23,112	Total:	1.380%
11	Sequoia Capital China Principals Fund I, L.P.	Series A Series A1	26,220 4,919		1.565 0.294	% %
		Total:	31,139	Total:	1.859%
12	Sequoia Capital China Growth Fund I, L.P.	Series B	65,796		3.928%
13	Sequoia Capital China Growth Partners Fund I, L.P.	Series B	1,554		0.093%
14	Sequoia Capital China GF Principals Fund I. L.P.	Series B	8,070		0.482%
15	SIG China Investments One, Ltd.	Series B	130,270		7.778%
16	Walden International Pacven Walden Ventures VI, L.P. Pacven Walden Ventures Parallel VI, L.P.	Series B Series B	89,056 6,934		5.317 0.414	% %

Shareholders		Shares		%		Ultimate Shareholders
		Types	Shares
17	Made In China Ltd.	Series B	27,420		1.637%
		Shares Grand Total	1,674,870	% Total	100%